EXHIBIT 99.4

Solectron Corporation

OFFER TO EXCHANGE NEWLY ISSUED

0.50% CONVERTIBLE SENIOR NOTES, SERIES B DUE 2034
PLUS UP TO $1,125,000 IN CASH ($2.50 PER $1,000 PRINCIPAL AMOUNT)
FOR ANY AND ALL OUTSTANDING
0.50% CONVERTIBLE SENIOR NOTES DUE 2034

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 10, 2005, UNLESS EXTENDED (THE “EXPIRATION DATE”). WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

January 13, 2005

To Our Clients:

      Enclosed for your consideration is the preliminary prospectus included in the registration statement filed by Solectron Corporation (the “Issuer”) on January 13, 2005, and any amendments or supplements thereto (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by the Issuer to exchange up to $450,000,000 aggregate principal amount of its newly issued 0.50% Convertible Senior Notes, Series B due 2034 (the “New Notes”), which will be registered under the Securities Act of 1933, and cash ($2.50 per $1,000 principal amount), for a like principal amount of its outstanding 0.50% Convertible Senior Notes due 2034 (the “Outstanding Notes”). Except as set forth in the Prospectus under the caption “Summary — Material Differences Between the Outstanding Notes and the New Notes,” the terms of the New Notes are identical in all material respects to the terms of the Outstanding Notes.

      This material is being forwarded to you as the beneficial owner of the Outstanding Notes held by us in your account but not registered in your name. A tender of such Outstanding Notes may be made only by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Outstanding Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at Midnight, New York City time, on the Expiration Date. Any Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before Midnight, New York City time, on the Expiration Date.

      Your attention is directed to the following:

1. The Exchange Offer is being made for any and all Outstanding Notes. The Issuer will accept for exchange up to $450,000,000 aggregate principal amount of Outstanding Notes that are properly tendered in the Exchange Offer prior to Midnight, New York City time, on the Expiration Date.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer — Conditions to the Exchange Offer.”

3. Holders will not be obligated to pay any transfer taxes in connection with a tender of their Outstanding Notes for exchange unless a holder instructs the Issuer to register New Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

4. The Exchange Offer expires at Midnight, New York City time, on February 10, 2005, unless extended by the Issuer.

      If you wish to have us tender your Outstanding Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Outstanding Notes.

      None of the Outstanding Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided on the instruction form, your signature hereon shall constitute an instruction to us to tender all of the Outstanding Notes held by us for your account.

      The Exchange Offer is not being made to (nor will tenders of Outstanding Notes be accepted from or on behalf of) holders of Outstanding Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, the Issuer, in its sole discretion, may take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to holders of Outstanding Notes in such jurisdiction.

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INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Solectron Corporation with respect to the Outstanding Notes.

      These instructions will instruct you to tender the Outstanding Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the following amount of Outstanding Notes held by you for my account

                              $

☐	Please do not tender any Outstanding Notes held by you for my account*

Signatures

Please print name here

Dated:                 , 2005

Address

Area Code/ Telephone Number

Tax Identification Number

Signatures

*	Unless otherwise indicated, it will be assumed that all of the aggregate principal amount of Outstanding Notes held by us for your account is to be tendered.

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